UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  December 12, 2008

Date of Earliest Event Reported:  December 8, 2008

Sauer-Danfoss Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14097	36-3482074
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 Parkway Drive, Suite 270 Lincolnshire, Illinois		60069
(Address of principal executive offices)		(U.S. Zip Code)

Registrant’s telephone number, including area code:  (515) 239-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations
Item 1.01	Entry into a Material Definitive Agreement

On December 8, 2008, Sauer-Danfoss ApS (“SD ApS”), a Danish subsidiary of Sauer-Danfoss Inc., a Delaware corporation (the “Company”), entered into an Agreement (the “Agreement”) with Schabmüller GmbH, a German limited liability company (“SM”), Aurelius AG, a German corporation (“Aurelius”), and Aurelius Industriekapital GmbH, a German limited liability company (“AIK”).  Pursuant to the Agreement, SD ApS has agreed to sell to SM certain machinery, equipment, inventory, customer lists, and other assets used by SD ApS to manufacture and sell AC electric motors to manufacturers of material-handling equipment (the “Assets”).  Pursuant to the Agreement, SD ApS will agree not to develop or produce AC motors for use in material-handling equipment for a period of four years.

Closing of the Agreement is anticipated to occur within approximately 30 days, subject to the fulfillment of conditions set forth in the Agreement.  The Agreement contains representations, warranties, and indemnities by SD ApS that are customary for a transaction of this type.

Other than in respect of the Agreement, SM, AIK, and Aurelius do not have any material relationships to SD ApS or the Company.

Section 2	Financial Information
Item 2.02	Results of Operations and Financial Condition

On December 12, 2008, the Company issued a press release announcing the agreement to sell the Assets described above and updating the Company’s earnings guidance for full year 2008 in light of the sale of the Assets and weakening sales numbers due, in part, to the global credit crisis.  A copy of the press release is attached hereto as Exhibit 99.1.

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated December 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SAUER-DANFOSS INC.

DATE: December 12, 2008

	By:	/s/ Kenneth D. McCuskey
	Name:	Kenneth D. McCuskey
	Title:	Vice President and Chief Accounting Officer